Exhibit 99.1

ITG RELEASES FEBRUARY 2016 U.S. TRADING VOLUMES

NEW YORK, March 8, 2016 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that February 2016 U.S. trading volume was 3.4 billion shares and average daily volume (ADV) was 168 million shares. This compares to 3.0 billion shares and ADV of 159 million shares in January 2016 and 3.5 billion shares and ADV of 185 million shares in February 2015. There were 20 trading days in February 2016 and 19 trading days in both January 2016 and February 2015.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT ® crossing network and the POSIT Alert® indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

February 2016	20	3,351,165,434	167,558,272	68,002,740	277	13,798,120	15,941	33,553

YTD 2016	39	6,378,226,362	163,544,266	67,467,729	269	12,972,418	15,682	33,934

*Excluding shares crossed through POSIT Alert from ITG algorithms

International Trading Activity

The average daily trading commissions in February 2016 in ITG’s Canadian, European and Asia Pacific businesses were up by more than 15% on a combined basis as compared to the fourth quarter of 2015.

These statistics are preliminary and may be revised in subsequent updates and public filings. U.S. volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent broker and financial technology firm that improves the efficiency and execution quality of institutional trading. ITG helps clients understand market trends, mitigate risk and navigate increasingly complex markets. A leader in electronic trading since launching the POSIT crossing network in 1987, ITG takes a consultative approach in delivering the highest quality execution and liquidity solutions along with analytical tools and research. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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